Exhibit 99.2

NEWS RELEASE

Contact:	Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222
U.S. CONCRETE ANNOUNCES OFFERING OF $75 MILLION
OF SENIOR SUBORDINATED NOTES
IN PRIVATE PLACEMENT
     HOUSTON, TEXAS — June 28, 2006 — U.S. Concrete, Inc. (NASDAQ: RMIX) announced today that it has commenced a private placement of $75 million of its 8-3/8% senior subordinated notes due 2014. The notes are expected to be eligible for resale under Rule 144A. The private placement, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.
     U.S. Concrete intends to use the net proceeds from the offering to fund a portion of the purchase price of its pending acquisition of Alberta Investments, Inc. and Alliance Haulers, Inc. The notes offering is conditioned on the closing of that acquisition.
     The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or a solicitation of an offer to buy the notes.
     U.S. Concrete provides ready-mixed concrete and related concrete products and services to the construction industry in several major markets in the United States. Excluding the assets described above, the Company has 106 fixed and seven portable ready-mixed concrete plants, 10 pre-cast concrete plants, three concrete block plants and three aggregates quarries. During 2005, these facilities produced approximately 6.6 million cubic yards of ready-mixed concrete, 5.3 million eight-inch equivalent block units and 1.9 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.
     This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding the proposed offering of senior subordinated notes and the pending acquisition of Alberta Investments, Inc. and Alliance Haulers, Inc. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters: fluctuations in the capital markets, general and regional economic conditions; the level of activity in the construction industry; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s subsequent Quarterly Report on Form 10-Q.
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